UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): May 21, 2003

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

             (Exact name of Registrant as specified in its charter)


    Delaware                              0-26224                51-0317849
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                              311 Enterprise Drive
                              Plainsboro, NJ 08536
               (Address of principal executive offices) (Zip Code)
                                 (609)-275-0500
              (Registrant's telephone number, including area code)
                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

Pro Forma Financial Information

This Current Report on Form 8-K includes updated pro forma information related to the acquisition by Integra LifeSciences Holdings Corporation of all of the issued and outstanding capital stock of J. Jamner Surgical Instruments, Inc. on March 17, 2003. This updated information is required in conjunction with Integra's concurrently filed Registration Statement on Form S-3 and related Prospectus.

The Stock Purchase Agreement, dated as of March 17, 2003, between Integra LifeSciences Corporation and Howard Jamner and other individual stockholders of
J. Jamner Surgical Instruments, Inc., was filed as Exhibit 2.1 in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2003.

Results of Annual Meeting of Stockholders

The Company's Annual Meeting of Stockholders was held on May 21, 2003 and in connection therewith, proxies were solicited by management pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. An aggregate of 25,985,421 shares of the Company's common stock were outstanding and entitled to a vote at the meeting. At the meeting the following matters (not including ordinary procedural matters) were submitted to a vote of the holders of the common stock, with the results indicated below:

1. Election of directors to serve until the 2004 Annual Meeting. The following persons, all of whom were serving as directors and were management's nominees for election, were elected. There was no solicitation in opposition to such nominees. The tabulation of votes was as follows:

        Nominee                  For             Withheld
        -----------------     ----------        ----------
        David C. Auth         23,085,975           172,942
        Keith Bradley         23,085,975           172,942
        Richard E. Caruso     20,391,705         2,867,212
        Stuart M. Essig       20,402,220         2,856,697
        Neal Moszkowski       23,085,975           172,942
        James M. Sullivan     23,085,975           172,942

2. Approval of the Company's 2003 Equity Incentive Plan. The Company's 2003 Equity Incentive Plan was approved. The tabulation of votes was as follows:

           For           Against       Abstentions
        ----------      ---------      -----------
        16,058,447      7,189,893           10,577

3. Ratification of independent auditors. The appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year was ratified. The tabulation of votes was as follows:

           For           Against       Abstentions
        ----------      ---------      -----------
        22,641,026        614,936            2,955

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial statements of the business acquired

Audited financial statements for J. Jamner Surgical Instruments, Inc. as of and for the year ended December 31, 2002 were filed as Exhibit 99.1 in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2003.

(b) Pro forma financial information

An unaudited pro forma condensed combined balance sheet as of December 31, 2002 and an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 were filed as Exhibit 99.2 in a Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2003.

An unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003 is filed herewith as Exhibit 99.1.

(c) Exhibits.

Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1 Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 27th day of June, 2003.



                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION


By: /s/ Stuart M. Essig
    -----------------------------
    Stuart M. Essig
    President and Chief Executive Officer

                                  Exhibit Index
                                  -------------


Exhibit
Number      Description of Exhibit
-------     ----------------------

99.1 Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003

Exhibit 99.1.

Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003.


On March 17, 2003 (the "Closing Date"), Integra LifeSciences Corporation ("Integra"), a wholly-owned subsidiary of Integra LifeSciences Holdings Corporation (the "Company"), acquired all of the issued and outstanding capital stock of J. Jamner Surgical Instruments, Inc., a Delaware corporation (doing business as JARIT(R) Surgical Instruments) ("JARIT"), for $44.5 million in cash, subject to a working capital adjustment and other adjustments with respect to certain income tax elections. The acquisition was made pursuant to a Stock Purchase Agreement dated as of March 17, 2003 among Integra and Howard Jamner and other individual stockholders of JARIT. JARIT markets a wide variety of high quality, reusable surgical instruments for use in virtually all surgical disciplines.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003 has been prepared to give effect to the acquisition by Integra of all of the issued and outstanding capital stock of JARIT as of January 1, 2002. This pro forma statement is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The unaudited condensed combined pro forma financial statement does not purport to represent what the consolidated results of operations of the Company would actually have been if the acquisition had occurred on the date referred to above, nor do they purport to project the results of operations or financial position of the Company for any future period.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2003 was prepared by combining the Company's historical statement of operations for the three months ended March 31, 2003 with JARIT's historical statement of operations for the period January 1, 2003 through March 17, 2003, giving effect to the acquisition as though it had occurred on January 1, 2002. This unaudited pro forma condensed combined statement of operations does not give effect to any potential cost savings or other operating efficiencies that could result from the acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2003

In thousands, except per share amounts
                                                    Integra      J. Jamner
                                                  LifeSciences   Surgical
                                                    Holdings    Instruments,                        Pro Forma
                                                  Corporation       Inc.      Adjustments   Note   Consolidated
                                                  -----------   -----------   -----------   ----   ------------

Total revenue                                     $   36,780    $    6,013    $      --            $    42,793

COSTS AND EXPENSES
 Cost of product revenue                              13,703         2,796                              16,499
 Research and development                              2,650           --            --                  2,650
 Selling, general and administrative                  12,410         2,776          (235)    2A         14,951
 Amortization                                            577           --            254     2B            831
                                                  -----------   -----------   -----------   ----   ------------
      Total costs and expenses                        29,340         5,572            19                34,931

Operating income                                       7,440           441           (19)                7,862

Interest income (expense), net                           776           (62)           67     2C
                                                                                    (189)    2D            592
Foreign currency transaction losses, net                 --            196           --                    196
Change in fair value of derivative instruments           --             79           --                     79
Other income (expense), net                              349            (5)          --                    344
                                                  -----------   -----------   -----------   ----   ------------
Income before income taxes                             8,565           649          (141)                9,073

Income tax expense                                     3,127           --            185     2E          3,312
                                                  -----------   -----------   -----------   ----   ------------
Net income                                        $    5,438    $      649    $     (326)          $     5,761
                                                  ===========   ===========   ===========   ====   ============

Net income per share
   Basic                                          $     0.18                                       $      0.20
   Diluted                                        $     0.18                                       $      0.19

Weighted average common shares outstanding:
   Basic                                              29,438                                            29,438
   Diluted                                            30,869                                            30,869


























See notes to pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements


1.  Basis of Pro Forma Presentation

For the pro forma statement of operations for the three months ended March 31, 2003, the preliminary $44.7 million purchase price, including the initial $44.5 million of cash paid on the Closing Date plus $200,000 of estimated costs incurred by the Company directly as a result of the acquisition, has been allocated based on management's estimate of the fair values of assets acquired and liabilities that would have been assumed as of January 1, 2002. The preliminary purchase price allocation was as follows (amounts in thousands):

     Accounts receivable ..........................    $  3,580
     Inventory ....................................       6,611
     Prepaid expenses and other current assets ....         193
     Property and equipment .......................       1,272
     Intangible assets ............................      37,163
     Other assets .................................           4
     Accounts payable and accrued expenses ........      (1,884)
     Other liabilities ............................      (2,289)
                                                       --------
     Total purchase price .........................    $ 44,650

The acquired intangible assets consist primarily of customer relationships and tradename and will be amortized over lives ranging from five to forty years. Accordingly, the pro forma $254,000 intangible asset amortization adjustment is based on this allocation.

The preliminary purchase price allocation as of the Closing Date is disclosed in
Note 2 to the Company's unaudited financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2003. This allocation is considered preliminary until the Company determines the final purchase price adjustments related to working capital and certain income tax elections.

These pro forma condensed combined financial statements should be read in conjunction with the audited financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2002, the unaudited financial statements of the Company included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2003, and the audited financial statements of JARIT included in Exhibit 99.1 to the Company's Current Report on Form 8-K filed on March 25, 2003.

2.  Pro Forma Adjustments

The pro forma condensed combined statement of operations includes the following adjustments:


     2A This adjustment reduces the actual compensation paid to a certain JARIT employee for the period January 1, 2003 to March 17, 2003 to an amount that this employee would have been paid by the Company subject to the terms of an employment agreement between the Company and this employee executed in connection with this acquisition.

     2B This adjustment records pro forma amortization expense for intangible assets based on the preliminary purchase price allocation.

     2C This adjustment reduces the $67,000 of interest expense recorded by JARIT during the period January 1, 2003 through March 17, 2003 on the loans payable to stockholders of JARIT which were not assumed by the Company.

     2D This adjustment reduces interest income by $189,000 for the estimated interest income earned by the Company for the period January 1, 2003 through March 17, 2003 on the $44.7 million of short term investments used to finance the acquisition. This reduction in interest income assumes the $44.7 million was paid on January 1, 2002 and the average interest rate earned on short term investments for the period January 1, 2003 through March 17, 2003 was 2.0%.

     2E The inclusion of the financial results of JARIT for the period January
        1, 2003 through March 17, 2003 in the Company's consolidated results would have increased the Company's income tax expense by approximately $185,000 for the three months ended March 31, 2003. This adjustment results from the fact that JARIT was an "S" Corporation for federal and New York state income tax purposes and therefore did not record income tax expense at the same rate that a "C" Corporation would have.